EXHIBIT I


PRESS RELEASE

Further to the Company's press releases dated September 29 and October 10, 1997 regarding a capital reorganization plan, the Company has amended its plan and received Vancouver Stock Exchange approval of the following:

1. The Company will issue 14,400,000 shares of common stock (3,600,000 post-consolidated shares at a deemed price of US$0.15 per share), and two year non-transferable warrants to purchase 283,333 shares of common stock, on a post share consolidation basis, at US$0.15 per share in the first year and at US$0.1725 per share in the second year pursuant to the previously announced shares for debt settlements.

2.   The  Company  will  issue  5,600,000  shares  of  common  stock  (1,400,000 post-consolidated shares at US$0.15 per share), and two year non-transferable warrants to purchase 1,400,000 shares of common stock, on a post share consolidation basis, at US$0.15 per share in the first year and at US$0.1725 per share in the second year pursuant to the previously announced private placement.

Upon the issuance of the above shares there will be 27,743,007 shares of common stock issued and outstanding.

The Company intends to obtain shareholder approval of the previously announced four for one share consolidation and to cancel 1,350,000 escrowed performance shares on or before June 30, 1998, after which time there will be 6,598,252 shares of common stock issued and outstanding.




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Bill McCartney, Director

The Vancouver Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this press release.